Exhibit 10.2

[], 2021

Spartan Acquisition Corp. IV

9 West 57th Street, 43rd Floor

New York, NY 10019

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among Spartan Acquisition Corp. IV, a Cayman Islands exempted company (the “Company”), and [] as representatives (the “Representatives”) of the several underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of [] of the Company’s units (including up to [] units which may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and one-[] of one redeemable warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to the registration statement on Form S-1, as amended, (File No. 333-[]) and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company shall apply to have the Units listed on the Nasdaq Capital Market. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Spartan Acquisition Sponsor IV LLC, a Delaware limited liability company (the “Sponsor”), and each of the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each an “Insider” and, collectively, the “Insiders”), hereby agree with the Company as follows:

1.The Sponsor and each Insider agree that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall vote all Founder Shares and any shares acquired by it, him or her in the Public Offering or the secondary public market in favor of such proposed Business Combination and not redeem any Class A Ordinary Shares owned by it, him or her in connection with such shareholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any Class A Ordinary Shares owned by it, him or her in connection therewith.

2.The Sponsor and each Insider hereby agree that in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the closing of the Public Offering), or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association (as it may be amended from time to time, the “Memorandum and Articles”), the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Class A Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor and the Insiders agree to not propose any amendment to the Memorandum and Articles that would affect the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the required time period set forth in the Memorandum and Articles, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider hereby waives, solely with respect to any Class A Ordinary Shares held by it, him or her, (i) any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase such Class A Ordinary Shares, and (ii) in connection with a shareholder vote to amend the Memorandum and Articles in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within 24 months from the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the closing of the Public Offering) (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Class A Ordinary Shares it or they hold if the Company fails to consummate a Business Combination within 24 months from the date of the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the closing of the Public Offering) or such later date as may be specified in an amendment to the Memorandum and Articles).

3.During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the undersigned shall not, without the prior written consent of the Representatives, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, any Units, Class A Ordinary Shares, the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Ordinary Shares”), Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Ordinary Shares, Founder Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Class A Ordinary Shares owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). If the undersigned is an officer or director of the Company, the undersigned further agrees that the forgoing restrictions shall be equally applicable to any issuer-directed Units that the undersigned may purchase in the Public Offering.

4.In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any officer, member or manager of the Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party (other than the Company’s independent public accountants) for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per share of the Offering Shares and (b) the actual amount per share of the Offering Shares held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, less taxes payable, except as to any claims by a third party or Target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible for any liability as a result of any such third party claims. Notwithstanding any of the foregoing, such indemnification of the Company by the Sponsor shall not apply as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within fifteen (15) days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense.

5.To the extent that the Underwriters do not exercise their over-allotment option to purchase an additional [] Units (as described in the Prospectus), the Sponsor agrees, upon the expiration or waiver of such option, to forfeit, for cancellation at no cost, a number of Founder Shares equal to [] multiplied by a fraction, (i) the numerator of which is [] minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which []. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding Ordinary Shares after the Public Offering. The Sponsor further agrees that to the extent that (i) the size of the Public Offering is increased or decreased and (ii) the Sponsor has either purchased or sold Ordinary Shares or an adjustment to the number of Founder Shares has been effected by way of a share sub-division, share dividend, reverse share sub-division, contribution back to capital or otherwise, in each case in connection with such increase or decrease in the size of the Public Offering, then (a) the references to [] in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15.0% of the number of the Units issued in the Public Offering and (b) the reference to [] in the formula set forth in the first sentence of this paragraph shall be adjusted to such number of Founder Shares that the Sponsor would have to collectively return to the Company in order for all holders of Founder Shares to hold an aggregate of 20.0% of the Company’s issued and outstanding Ordinary Shares after the Public Offering.

6.Each of the Sponsor and each Insider hereby agrees and acknowledges that: (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or Insider of his, her or its obligations under paragraphs 7(i) and 7(ii), (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.(i) Subject to the exceptions set forth herein, the Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares held by it, him or her until one (1) year after the date of the consummation of a Business Combination or earlier if, subsequent to a Business Combination, (a) the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least 150 days after the consummation of a Business Combination or (b) the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Lock-up”).

(ii) Subject to the exceptions set forth herein, the Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants or Class A Ordinary Shares underlying such Warrants held by it, him or her, until thirty (30) days after the completion of a Business Combination.

(iii) Notwithstanding the provisions set forth in paragraphs 7(i) and 7(ii) above, Transfers of the Founder Shares, Private Placement Warrants and shares of Class A Ordinary Shares underlying the Private Placement Warrants are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, the Sponsor, any members of the Sponsor or their affiliates, or any affiliates of the Sponsor; (b) in the case of an individual, by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of the laws of the Cayman Islands or the State of Delaware or the Sponsor’s operating agreement upon dissolution of the Sponsor; (f) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (g) in the event of the Company’s liquidation prior to the completion of a Business Combination; or (h) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of a Business Combination; provided, however, that in the case of clauses (a) through (f), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in this Letter Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

8.Each Insider’s biographical information furnished to the Company that is included in the Prospectus is true and accurate in all respects and does not omit any material information with respect to such Insider’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that: such Insider is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; such Insider has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person or (iii) pertaining to any dealings in any securities and such Insider is not currently a defendant in any such criminal proceeding; and neither such Insider nor the Sponsor has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

9.[Reserved].

10.The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and each Insider hereby consents to being named in the Prospectus as an officer and/or director of the Company, as applicable.

11.As used herein, (i) “Business Combination” shall mean a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses or entities; (ii) “Founder Shares” shall mean the Class B Ordinary Shares held by the Sponsor, the Company’s independent directors and any other holder prior to the consummation of the Public Offering; (iii) “Private Placement Warrants ” shall mean the warrants to purchase [] Class A Ordinary Shares (or [                   ] Class A Ordinary Shares if the Underwriters’ over-allotment option in connection with the Public Offering is exercised in full), that the Sponsor has agreed to purchase for an aggregate purchase price of approximately $[] (or approximately $[] if the Underwriters’ over-allotment option in connection with the Public Offering is exercised in full), or $1.50 per warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (iv) “Public Shareholders” shall mean the holders of Class A Ordinary Shares issued in the Public Offering; (v) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants to the Sponsor shall be deposited; and (vi) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12.This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

13.No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, each Insider and each of their respective successors, heirs and assigns.

14. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

15.This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

16.This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17.This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

18.Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

19.This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by June 30, 2021, provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature Page Follows]

Sincerely,

SPARTAN ACQUISITION SPONSOR IV LLC

By:
Name:	Geoffrey Strong
Title:	Chief Executive Officer

Geoffrey Strong

Julia Ji

Olivia Wassenaar

Wilson Handler

Christine Hommes

Joseph Romeo

Jan C. Wilson

John M. Stice

Grant Allen

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

SPARTAN ACQUISITION CORP. IV

By:
Name:	Geoffrey Strong
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]